UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2012

COLLECTORS UNIVERSE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27887	33-0846191
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1921 E. Alton Avenue, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 567-1234

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Adoption of Compensatory Arrangements of Certain Officers.

On December 28, 2012, the Compensation Committee of the Board of Directors of Collectors Universe, Inc. (the “Company”), adopted a long term performance-based equity incentive program for its Chief Executive Officer, Robert G. Deuster, and its Chief Financial Officer, Joseph J. Wallace.  The primary purposes of the Program are (i) to focus executive management on achieving substantial increases in the Company’s operating income, and thereby increase internally generated cash flows, and (ii) to align the longer term financial interests of executive management with the longer term interests of the Company’s stockholders.  For purposes of this Program, operating income is defined as the Company’s operating income before non-cash stock based compensation expense.

Under this Program, the Compensation Committee has granted 108,880 shares of restricted stock to Mr. Deuster and 40,830 shares of restricted stock to Mr. Wallace pursuant to the Company’s stockholder-approved 2006 Equity Incentive Plan (the “2006 Plan”).  The vesting of those shares of restricted stock (the “restricted shares”) is conditioned on the Company’s achievement, during a six year period commencing with fiscal 2013 and continuing through the fiscal year ending June 30, 2018, of increasing annual operating income goals, as indicated in the table below:

Percent of Shares Vested
If in any fiscal year during the term of the Program:
The Threshold Performance Goal is Achieved	10%
Intermediate Performance Goal #1 is Achieved	25%
Intermediate Performance Goal #2 is Achieved	45%
Intermediate Performance Goal #3 is Achieved	70%
The Maximum Performance Goal is Achieved	100%

For example, if the Threshold Performance Goal is achieved in the fiscal year ending June 30, 2013, then 10% of the restricted shares would become vested; and, if in the following fiscal year Intermediate Performance Goal #3 was achieved (which means that Intermediate Performance Goals #1 and #2 would also have been achieved), then, an additional 60% of the restricted shares (for a cumulative total of 70% of the restricted shares) would become vested.  An additional 30% of the restricted shares (for a cumulative total of 100% of the restricted shares) would become vested if the Maximum Performance Goal is achieved in any of the then remaining fiscal years of the Program.

On the other hand, if the Company never achieves the Threshold Performance Goal during the term of the Program, all of the restricted shares will be forfeited effective June 30, 2018.  If, instead, the Threshold Performance Goal is achieved or exceeded, but the Maximum Performance Goal is not achieved during the term of the Program, the then unvested shares will be forfeited effective June 30, 2018.

As an additional incentive, this Program also provides that Messrs. Deuster and Wallace may earn additional shares, totaling 25% of the restricted shares granted to them under this Program, if the Maximum Performance Goal is achieved in any fiscal year ending on or before June 30, 2015.

The Compensation Committee had intended to grant a total of 200,000 restricted shares to Mr. Deuster and a total of 75,000 restricted shares to Mr. Wallace under this performance-based equity incentive program.  However, it was not able to do so, because there were not a sufficient number of shares available for such grants under the 2006 Plan.  As a result, the Compensation Committee expects to approve grants of additional restricted shares to Messrs. Deuster and Wallace under this Program, if the Board of Directors adopts a new equity incentive plan and that plan is approved by the Company’s stockholders at the its next Annual Meeting, which is scheduled to be held in December 2013.  The additional number of restricted shares to be granted at that time has not yet been determined, but could be as many as 91,120 additional shares for Mr. Deuster and 34,170 additional shares for Mr. Wallace.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLECTORS UNIVERSE, INC.

Dated: January 4, 2013	By:	/s/ JOSEPH J. WALLACE
Joseph J. Wallace, Chief Financial Officer

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